FOR IMMEDIATE RELEASE

May 5, 2009

Contact:   Susan M. Jordan

732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, May 5, 2009…..On May 5, 2009, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable June 30, 2009, to shareholders of record at the close of business on June 1, 2009.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on May 5, 2009, the Board of Directors declared a dividend for the period commencing March 1, 2009 and ending May 31, 2009, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable June 15, 2009, to shareholders of record at the close of business on May 15, 2009.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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